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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement No. 33-47641 on Form N-1A of Lord Abbett Research Fund, Inc. of our reports dated January 27, 2003 on the financial statements of Lord Abbett Research Fund, Inc. - Lord Abbett Growth Opportunities Fund, Lord Abbett America's Value Fund, Large-Cap Series and Small-Cap Value Series and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
March 26, 2002